Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

IN RE:	§	Chapter 11
§
STONE ENERGY CORPORATION, et al.,[1]	§	CASE NO. 16-36390 (MI)
	§	Jointly Administered
Debtors.	§

AGREED ORDER RESOLVING MOTION OF THE AD HOC COMMITTEE OF STONE ENERGY SHAREHOLDERS

TO APPOINT AN OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

[This Order Relates to the Motion at ECF No. 55]

Upon the motion (the “Motion”)2 of the Ad Hoc Committee of Stone Energy Shareholders (the “Ad Hoc Equity Group”) seeking appointment of an official committee of equity security holders pursuant to 11 U.S.C. §1102(a)(2), IT IS HEREBY ORDERED THAT:

1. The Motion is denied without prejudice subject to the terms and conditions set forth herein.

2. The Debtors will amend the First Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation, et al. Under Chapter 11 of the Bankruptcy Code [Docket No. 20] as follows:

a.	Article III.C.3.(c) will be amended and restated in its entirety to read as follows:

Holders of Prepetition Notes Claims shall receive their respective Pro Rata share of (i) the Prepetition Notes Cash, (ii) the New Secured Notes and (iii) the number of shares of New Common Stock constituting ninety-five percent (95%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are: Stone Energy Corporation (5413); Stone Energy Holding, L.L.C. (3151); and Stone Energy Offshore, L.L.C. (8062). The above-captioned Debtors’ mailing address is 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508.
[2]	Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Motion.

Incentive Program and the New Warrants; provided, that in the event the Bankruptcy Court enters an order prior to the Effective Date appointing any official committee of equity security holders pursuant to 11 U.S.C. §1102, the New Common Stock distributed pursuant to this Article III.C.3.(c) shall be increased to ninety-six percent (96%) of the shares of New Common Stock.

b.	Article III.C.5.(b) will be amended and restated in its entirety to read as follows:

On the Effective Date, all Class 5 Equity Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, each Holder of Old Common Stock, or other Stone Equity Interests that were exercised or exchanged for Old Common Stock in accordance with their terms prior to the Voting Record Date, that did not submit a valid Release Opt-Out by the Release Opt-Out Deadline shall receive its Pro Rata share of the number of shares of the New Common Stock constituting five percent (5%) of the shares of New Common Stock to be issued and outstanding pursuant to the Plan on the Effective Date, prior to dilution for the Management Equity Incentive Program and the New Warrants and its Pro Rata share of the New Warrants in satisfaction of its Class 5 Equity Interests; provided, that in the event the Bankruptcy Court enters an order prior to the Effective Date appointing any official committee of equity security holders pursuant to 11 U.S.C. §1102, the New Common Stock distributed pursuant to this Article III.C.5.(b) shall be reduced to four percent (4%) of the shares of New Common Stock. Each Holder of Stone Equity Interests that (x) submits a valid Release Opt-Out by the Release Opt-Out Deadline and/or (y) objects to, delays, impedes, or takes any other action to interfere with the consummation of the Plan shall receive no distribution on account of such Stone Equity Interests held by such Holder, and all shares of New Common Stock and New Warrants that would have been otherwise distributed to such Holders of Stone Equity Interests shall be distributed, Pro Rata, to those Holders of Stone Equity Interests that did not submit a valid Release Opt-Out.

c.	Article I.A.79. will be amended and restated in its entirety to read as follows:

“New Warrants” means warrants exercisable into 15% of the New Common Stock, which shall have the terms and conditions set forth in the New Warrant Agreement, subject to dilution solely for the Management Equity Incentive Program and any other issuances of New Common Stock after the Effective Date; provided, that in the event the Bankruptcy Court enters an order prior to the Effective Date appointing any official committee of equity security holders pursuant to 11 U.S.C. §1102. the New Warrants distributed pursuant to this Article I.A.79. shall be exercisable into 10% of the New Common Stock. The definition of “New Warrant Agreement” in the Plan shall not change.

d.	The Ad Hoc Equity Group will support confirmation of the Plan as amended and will take reasonable actions in furtherance thereof.

e.	The Ad Hoc Equity Group and its members and Professionals shall be included among the “Exculpated Parties” and “Released Parties” in Articles I.A.47 and I.A.114.

3. On the Effective Date of the Plan, the Debtors shall reimburse the Ad Hoc Equity Group for reasonable and documented out-of-pocket fees and expenses (including fees and expenses of counsel and financial advisors) in an aggregate amount not to exceed one million dollars ($1,000,000.00).

4. The Debtors shall not seek to enjoin any member of the Ad Hoc Equity Group from disposing or acquiring any equity interests of Stone, including pursuant to the Interim Order Under 11 U.S.C. §§ 105(a), 362(a)(3), and 541 Establishing Certain Notice and Hearing Procedures for Transfers of Certain Equity Interests of Stone Energy Corporation Nunc Pro Tunc to the Petition Date [Docket No. 80] or any final order relating thereto, provided that such member shall not increase its holdings by more than forty (40) percentage points over the lowest percentage of stock owned by such member at any time during a three-year rolling testing period, as provided in Internal Revenue Code section 382, and such member may trade within this limitation without prior notice or order of this Court.

5. No member of the Ad Hoc Equity Group, nor any professional representing the Ad Hoc Equity Group (including legal counsel and financial advisor to the Ad Hoc Equity Group), shall object to or otherwise contest any aspect of the Plan as amended by this Order (or provide professional services to parties objecting or seeking to contest any aspect of the Plan as amended by this Order) or any other relief sought by the Debtors in these Chapter 11 Cases that is not inconsistent with the terms of this Order.

6. The Stone Parties,3 the Required Consenting Noteholders and the Required Consenting Banks are deemed to consent to the Plan modifications set forth in this Order in accordance with Section 4 and Section 28 of the Amended RSA, subject in all respects to the rights of the Parties to make further modifications to the Plan in accordance with the terms of the Amended RSA; provided, however, that the Parties and the Ad Hoc Equity Group agree to work in good faith to confirm the Plan as modified in a manner consistent with this Order subject in all respects to the occurrence of a Consenting Noteholder Termination Event.

7. This Order is effective on entry and is not stayed.

Dated:	December 21, 2016
Houston, Texas

/s/ Marvin Isgur
MARVIN ISGUR
UNITED STATES BANKRUPTCY JUDGE

[3]	Capitalized terms used in this paragraph shall have the meanings ascribed to such terms in the Amended and Restated Restructuring and Support Agreement dated as of December 14, 2016 (the “Amended RSA”).

4